SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

FLOW INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filling Proxy Statement, if other than the Registrant)

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Notes:

FLOW INTERNATIONAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 22, 2005

To the Shareholders of Flow International Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Flow International Corporation, a Washington corporation, will be held on September 22, 2005, at 9:00 a.m., Pacific Daylight Time, at the Women’s University Club of Seattle, 1105 Sixth Avenue, Seattle, Washington 98101, for the following purposes as described in the attached Proxy Statement:

1.	To elect three directors to hold office for three-year terms ending at the 2008 Meeting of Shareholders, or until their respective successors are elected and qualified.

2.	To approve the Flow International Corporation 2005 Equity Incentive Plan.

3.	To transact such other business as may properly come before such meeting or any adjournment thereof.

Pursuant to the Bylaws, the Board of Directors has fixed the close of business on August 8, 2005, as the record date for determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting.

So far as Management is aware, no business will properly come before the Annual Meeting other than the matters set forth above.

IF YOU CANNOT BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD APPOINTING STEPHEN R. LIGHT AND JOHN S. LENESS, OR EITHER OF THEM, AS YOUR PROXIES.

John S. Leness

Secretary

KENT, WASHINGTON

August 26, 2005

IT IS IMPORTANT THAT YOUR STOCK BE VOTED

FLOW INTERNATIONAL CORPORATION

23500 64th Avenue South

Kent, Washington 98032

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 22, 2005

The following Proxy Statement is made in connection with solicitation by the Board of Directors of Flow International Corporation (the “Company”) of the enclosed proxy for use at the Annual Meeting of Shareholders to be held on September 22, 2005, at 9:00 a.m., Pacific Daylight Time, at the Women’s University Club of Seattle, 1105 Sixth Avenue, Seattle, Washington 98101.

Shares presented by properly executed proxy in the accompanying form will be voted at the meeting and, where instructions have been given by the shareholder, will be voted in accordance with such instructions. As stated in the proxy, if no instructions are given, the shareholder’s shares will be voted “For” Proposal 1, the election of directors, and “For” Proposal 2, the approval of the Flow International Corporation 2005 Equity Incentive Plan (the “Equity Incentive Plan”), and, with respect to any other business that may come before the meeting, as recommended by the Board of Directors.

The proxy may be revoked at any time before its exercise by sending written notice of revocation to the Secretary of the Company at our address set forth later in this Proxy Statement, or by signing and delivering a proxy which is dated later, or, if the shareholder attends the meeting in person, by giving notice of revocation to the meeting judge. The right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Secretary of the Company at or before the Annual Meeting so that the number of shares represented by proxy can be recomputed.

At the date of this statement, the only matters that Management of the Company intends to present are Proposal 1 (election of directors) and Proposal 2 (approval of the Equity Incentive Plan). If any other matters are properly brought before the meeting, the enclosed proxy gives discretionary authority to the persons named in such proxy to vote the shares in their best judgment.

The fiscal 2005 Form 10-K of the Company is enclosed herewith. The approximate mailing date of this proxy material is August 26, 2005.

OUTSTANDING SECURITIES AND INFORMATION

CONCERNING SOLICITATION

The Company has only one class of capital stock outstanding entitled to be voted at the Annual Meeting, Common Stock with voting rights.

Record Date and Outstanding Shares

On August 8, 2005, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were 34,985,766 shares of Common Stock outstanding and entitled to vote. The last sale on the record date of the Company’s Common Stock, as reported by NASDAQ, was $8.26 per share.

Voting

Each share entitles the holder to one vote on all matters presented for shareholder approval including one vote for each director. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting.

In the vote on the election of the director nominees (Proposal 1), you may vote “For” all or some of the nominees or your vote may be “Withheld” with respect to one or more of the nominees. For the proposal to approve the Equity Incentive Plan (Proposal 2), you may vote “For,” “Against” or “Abstain.”

Under Washington law and the Company’s Articles of Incorporation, if a quorum is present, with respect to Proposal 1 (election of directors), the three nominees for election to the Board of Directors who receive the greatest number of affirmative (for) votes will be elected. With respect to Proposal 2 (approval of the Equity Incentive Plan), the proposal will be approved if the number of votes cast “For” the proposal exceeds the number of votes cast “Against” the proposal.

An abstention occurs when a shareholder affirmatively instructs the vote to be withheld (by checking the “abstain” or “withhold authority to vote” box on the proxy card) or when a shareholder who has not given a proxy is present at a meeting and does not cast a ballot. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Current rules prohibit discretionary voting by brokers with respect to equity compensation plans, such as the Equity Incentive Plan.

Abstentions, withheld votes and broker non-votes will have no practical effect in the election of directors, or in the approval of the Equity Incentive Plan because abstentions, withheld votes and broker non-votes do not represent votes cast “For” or “Against” the respective proposal.

Postponement or Adjournment of Annual Meeting

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation and Expenses of Solicitation

Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company has retained The Altman Group, Inc. to assist in the solicitation of proxies. The Company has agreed to pay that firm $4,500.00, plus reasonable out-of-pocket expenses, for proxy solicitation services. Proxies may be solicited personally or by mail, telephone, facsimile or messenger. The Company will also pay persons holding shares of the Common Stock in their names or in the names of the nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of the solicitation of proxies will be paid by the Company.

ELECTION OF DIRECTORS

(Proxy Proposal Number One)

According to the Articles of Incorporation and Bylaws, the Board of Directors shall be composed of no more than nine (9) directors who are divided (as closely as possible) into three (3) equal classes.

At the meeting three directors will be elected to serve for three-year terms expiring on the date of the 2008 Annual Meeting of Shareholders. Of the remaining directors, three are serving terms that will not expire until the 2006 Annual Meeting of Shareholders and three are serving terms that will not expire until the 2007 Annual Meeting of Shareholders. Following this Annual Meeting and the election of the proposed slate of directors, there will be nine directors, divided into three equal classes. Each director elected will continue in office until his or her successor has been elected, or until his or her resignation or removal in the manner provided by the Articles of Incorporation and Bylaws of the Company.

The names of those persons nominated by the Board of Directors for the position of director of the Company and the names of the directors of the Company whose terms will continue after the Annual Meeting are listed below, accompanied by brief biographies. Shares represented by a properly executed proxy in the accompanying form will be voted for such nominees. Discretionary authority is reserved to vote such shares in the best judgment of the persons named in the proxy in the event that any person or persons other than the nominees listed below are to be voted upon at the meeting due to the unavailability of any nominee so listed.

There are no family relationships between any nominee, director, or executive officer of the Company.

The names of the nominees for directors and the continuing directors, together with certain information regarding them, are as follows:

Nominees (for terms of three years):

Kathryn L. Munro (age 57) is the current Chairperson of the Board of Directors and is Principal of Bridge West, a technology investment company. She previously held a variety of senior management positions in both the commercial and retail areas of Seafirst Bank and Bank of America, most recently as Chief Executive for Bank of America’s Southwest Banking Group. Ms. Munro began her banking career in 1980. She was elected to the Company’s Board of Directors in 1996 and her current term expires in 2005. Ms. Munro currently serves on the corporate boards of Pinnacle West (NYSE – PNW), Capitol Bancorp (NYSE – CBC) and Knight Transportation (NYSE – KNX). She also serves on the board of The Bank Administration Institute in Chicago and numerous community boards in Phoenix, including Valley of the Sun United Way Foundation and the national board of advisors for University of Arizona School of Business. Ms. Munro holds a B.S. degree from Auburn University and an M.B.A. from the University of Washington.

Jan K. Ver Hagen (age 67) is the retired Chairman of the Board (non-executive) of Wolverine Tubing Corporation, a copper tubing manufacturer and processor of specialty heat transfer products, and continues to serve as Director and Chair of the Audit Committee of Wolverine. Mr. Ver Hagen was elected to the Company’s Board of Directors in 2003, and his current term expires in 2005. He worked for Emerson Electric Co. from 1977 to 1994 including serving as Vice-Chairman and Director from 1987 to 1994. From 1994 to 1999 he was a director of United Dominion Industries, a multinational manufacturing group, and was President and Chief Operating Officer from 1994 to 1998. He returned to Emerson to serve as Senior Vice President from 1999 to 2002. He also serves as director of Plexus, an electronic design and build engineering oriented manufacturer; as a director, Chair of the Nominating and Governance Committee and trustee of the Wisconsin Alumni Research Foundation and the University of Wisconsin Foundation. He received a B.S.M.E. in 1961 from the University of Wisconsin—Madison.

John A. Janitz (age 62) is the Co-Managing Principal of Questor Management Company, LLC, a turnaround capital investment firm. Before joining Questor Management in October 2003, Mr. Janitz engaged in various advisory and consulting arrangements with several private equity firms from October 2001 until February 2003. Mr. Janitz was the President and Chief Operating Officer of Textron Inc., a multi-industry company, from March 1999 until October 2001. Prior to that he held a number of executive positions with TRW, Inc. and Wickes Manufacturing Company. Mr. Janitz is the Chairman of Teksid Aluminum, a global producer of aluminum castings for the automotive industry, and he also serves as a director for ASC, Incorporated, a leading automotive supplier known for creating high-image, specialty vehicle programs; AZ Automotive Corporation, an integrated full-service Tier I supplier of highly engineered metal-formed components, complex modules and mechanical assemblies for OEMs; Chef Solutions, Inc. a national manufacturer of prepared foods and bakery products; GeoLogistics, one of the largest non-asset based freight forwarders and global logistics providers; PinnOak Resources, LLC, which controls two coal mines that produce more than 6.5 million tons of high quality, low volatility metallurgical coal per year; and Polar Corporation, a manufacturer of tank trailers and distributor of light- and heavy-duty trailer parts. Mr. Janitz holds a B.S. degree from Villanova University and an M.B.A. from Eastern Michigan University and a graduate of the Harvard AMP program.

The Board of Directors

Recommends a Vote FOR the

Election of the Above Nominees

for the Board of Directors

Continuing Directors:

Ronald D. Barbaro (age 73) was the Chair and Chief Executive Officer, Ontario Lottery and Gaming Corporation from 1998 to 2003. Prior to this, he was President of The Prudential Insurance Company of America; responsible for worldwide operations (retired 1993). He was responsible for Prudential’s Canadian operation from 1985 to 1990. Mr. Barbaro was elected to the Company’s Board of Directors in 1995 and his current term expires in 2007. Mr. Barbaro currently chairs the Premier of Ontario’s Economic Recovery Council and is Chairman of the Board of Trustees for The Brick Group Income Fund. He also serves on the boards of The Thomson Corporation International Group of Companies and TransGlobal Life Insurance Company (Alberta).

Richard P. Fox (age 58) is a Partner in RavenFire LLC, which provides consulting services to entrepreneurs and the financial services industry. Mr. Fox was appointed to the Company’s Board of Directors in 2002 and his current term expires in 2006. He was President and Chief Operating Officer of CyberSafe Corporation, responsible for the overall financial services and operations of the company. Prior to joining CyberSafe, Mr. Fox was Chief Financial Officer and a member of the Board of Directors of Wall Data where he was responsible for the company’s finances, operations, and human resources activities. Mr. Fox spent 28 years at Ernst & Young, last serving as Managing Partner of the

Seattle Office. He serves on the Board of Directors of Premera, a Blue Cross managed-care provider, aQuantive (NASDAQ -AQNT), an on line marketing company, as well as Shurgard Storage Centers, Inc. (NYSE -SHU), a real estate investment trust. In addition, he serves as Treasurer and is on the Board of Trustees of the Seattle Foundation and is on the Board of Visitors of the Fuqua School of Business, Duke University. Mr. Fox received a B.A. degree in Business Administration in 1969 from Ohio University and an M.B.A. from Fuqua School of Business, Duke University. He is a Certified Public Accountant in Washington State.

Stephen R. Light (age 59) became President and Chief Executive Officer of the Company in January 2003. He was appointed to the Board in January of 2003 and his current term expires in 2006. Prior to joining the Company, from 2000 to 2002, Mr. Light was President and Chief Executive Officer of Omniquip Textron Group, Inc., a manufacturer of material handling equipment, aerial work platforms and hydraulic systems. From 1998 to 1999 he was President and Chief Executive Officer of Bucyrus International, Inc. From 1997 to 1998 he was Vice President and General Manager of Operations at P&H Mining Equipment Co., a subsidiary of Harnischfeger Industries; from 1986 to 1996 he served in various positions at Emerson Electric Company; from 1985 to 1986, he served as General Manager of North American Philips’ Mexican consumer electronics manufacturing business; and from 1968 to 1985 at General Electric Company. Mr. Light earned a B.S.M.E. in 1968 from Colorado State University.

Arlen I. Prentice (age 67) is Chairman and Chief Executive Officer of Kibble & Prentice, which provides insurance and financial consulting services. He has served as a director of the Company since 1993 and his current term expires in 2007. He founded Kibble & Prentice 32 years ago. Mr. Prentice serves as a director of Northland Telecommunications Corporation and is a past director of the Starbucks Coffee Corporation, a position he held for 19 years.

J. Michael Ribaudo (age 62) is Chairman and Chief Executive Officer of Surgical Synergies, Inc., a national company that develops, acquires and operates ambulatory surgery centers. Dr. Ribaudo was elected to the Company’s Board of Directors in 1995, and his current term expires in 2007. Dr. Ribaudo graduated from Louisiana State University in 1963 and Louisiana State Medical School in 1967 with graduate medical school training at Emory University, Washington University and New York University. He received postgraduate training at Harvard Law School, Kellogg Business School and Stanford Graduate School of Business.

Kenneth M. Roberts (age 59) is President and Chief Investment Officer of Ken Roberts Investment Management, Inc., an investment advisory firm. Mr. Roberts is also President and Chief Executive Officer of Ken Roberts Financial Services, Inc. Mr. Roberts was appointed to the Company’s Board of Directors in 1991 and his current term expires with the 2006 Annual Meeting. Mr. Roberts was, until November 1994, President and Chief Investment Officer of Ken Roberts Advisory Group, an investment advisory firm and subsidiary of the Spokane, Washington, office of Smith Barney Shearson, Inc. From 1981 to 1991, he was Vice President of Shearson Asset Management and Foster & Marshall Management, investment advisors, and President of Shearson Lehman Fundamental Value Fund, a registered investment company. From 1987 to 1991, Mr. Roberts was also a director of Shearson Lehman Fundamental Value Fund. Mr. Roberts currently serves on the Finance Advisory Board of Washington State University. He is also past President and Treasurer of the Spokane Chapter of the Seattle Society of Chartered Financial Analysts. Mr. Roberts received a B.A. from Whitworth College in 1968 and an M.B.A. from the Harvard Graduate School of Business in 1971.

DIRECTOR INDEPENDENCE AND

INFORMATION REGARDING

THE COMMITTEES OF THE

BOARD OF DIRECTORS

The Board of Directors consists of a majority of “independent directors” as such term is defined under Rule 4200(a)(15) of the NASDAQ Stock Market Inc.’s Marketplace Rules. For fiscal year 2005, the Board of Directors determined that Messrs. Ver Hagen, Fox, Roberts, Barbaro and Ribaudo and Ms. Rorem and Ms. Munro were independent directors. For fiscal year 2006, the Board of Directors has determined that the foregoing directors (except for Ms. Rorem who is not standing for re-election) and Mr. Janitz, if elected, are independent directors.

The Board of Directors held 12 meetings during the fiscal year ended April 30, 2005. All the directors attended at least 75% of all Board and Committee meetings. The numbers of meetings of each Committee of the Board are described below.

The Company typically schedules a Board Meeting in connection with the Annual Shareholder Meeting. The Company expects that all directors will attend, absent a valid reason, such as a schedule conflict. Last year, all members, except Messrs. Barbaro and Ribaudo, of the Board of Directors attended the Annual Meeting.

The Company has an Audit Committee, a Compensation and Plan Administrator Committee, a Mergers, Acquisitions and Dispositions Committee and a Nominating and Governance Committee. In addition, during fiscal 2005, the Board appointed a Restructuring Committee, which reviewed matters related to the Company’s capital structure, and, after fiscal 2006, the Board appointed a Strategic Scenario Planning Committee.

Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of financial information provided to shareholders and others, its review of the adequacy of the system of internal controls established by the Company and its monitoring of the audit process. In performing these functions, the Audit Committee reviews the Company’s financial reporting process and internal controls and reviews and appraises the audit efforts of the Company’s independent registered public accounting firm and internal auditor. The Audit Committee also provides open lines of communication between the directors, the independent registered public accounting firm, the internal auditor and the financial and senior management of the Company. The Audit Committee has adopted a charter (a copy of which is available at the Company’s website at www.flowcorp.com), hereinafter “Charter,” requiring, among other things, that members of the Committee be independent of Management, free of any relationship that would interfere with their independent judgment and have a minimum level of financial competency. The members of the Audit Committee are Richard P. Fox (Chair), Kathryn L. Munro, Kenneth M. Roberts, and Jan K. Ver Hagen, each of whom are all independent directors as defined under the NASDAQ’s Marketplace Rules and each of whom are also experienced in financial matters. The members of the Audit Committee, in addition to the foregoing criteria, meet the additional criteria of SEC Rule 10A-3 that they neither (1) accept any direct compensation from the Company other than director and committee fees and pension or other deferred compensation for prior service, nor (2) are affiliated persons of the Company. The Board of Directors has determined that Richard P. Fox is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee held 11 meetings in the fiscal year ended April 30, 2005.

Compensation and Plan Administrator Committee. The primary function of the Compensation and Plan Administrator Committee is to assist the Board of Directors to ensure that all officers and key management personnel of the Company and its subsidiaries are effectively compensated in terms of salary, supplemental compensation, and benefits which are internally equitable and externally competitive. The Committee establishes and maintains a competitive, fair, and equitable compensation and benefits policy designed to retain personnel, to stimulate their useful and profitable efforts on behalf of the Company, and to attract necessary additions to the staff with appropriate qualifications. The Committee also acts as Administrator of the Company’s stock option plans, determining the terms, amounts and recipients of stock option grants. For fiscal 2005, all members of the Committee are independent directors as defined under the NASDAQ’s Marketplace Rules. Arlen I. Prentice, who was a member of the Committee during fiscal 2004, is Chief Executive Officer of Kibble & Prentice, Inc., a company that, together with its wholly-owned subsidiary, provides insurance brokerage and employee benefits, administrative and consulting services to the Company. During fiscal 2005, premiums paid by the Company for insurance placed by Kibble & Prentice totaled $2,152,833, and payments by the Company to Kibble & Prentice, Inc. and such subsidiary for commissions totaled $227,539. Mr. Prentice abstained from participating in matters where he may have had a conflict of interest. There were six meetings of the Compensation and Plan Administrator Committee during the fiscal year ended April 30, 2005.

Mergers, Acquisitions and Dispositions Committee. The primary function of the Mergers, Acquisitions and Dispositions Committee is to assist the Board of Directors to review potential opportunities for acquisitions, mergers, dispositions, divestitures or similar transactions and to assist the Board of Directors in analyzing equity or debt financings or other capital raising opportunities. During fiscal 2005, the members of the Mergers, Acquisitions and Dispositions Committee were Kenneth M. Roberts (Chair),

Ronald D. Barbaro, Arlen I. Prentice and Jan K. Ver Hagen. For fiscal 2006, Kenneth M. Roberts (Chair), Ronald D. Barbaro, Arlen I. Prentice, and Jan K. Ver Hagen will serve on the Committee. There were four meetings of the Mergers, Acquisitions and Dispositions Committee during the fiscal year ended April 30, 2005.

Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to assist the Board of Directors in matters of Board organization and composition and to locate and recommend to the Board individuals to fill vacancies on the Board. Sandra F. Rorem (Chair), Ronald D. Barbaro, Daniel J. Evans, and Arlen I. Prentice served on the Committee during fiscal year 2005. Ms. Rorem is not standing for re-election and will step down from the Committee effective as of the Annual Meeting of Shareholders. For fiscal year 2006, Kathryn L. Munro (Chair), Ronald D. Barbaro, J. Michael Ribaudo, and Kenneth M. Roberts will serve on the Committee, each of whom is an independent director as defined under the NASDAQ’s Marketplace Rules. The Nominating and Governance Committee met nine times during the fiscal year ended April 30, 2005. The Charter for the Committee is available at the Company’s website at www.flowcorp.com. Information on the Company’s website, however, does not form a part of this Proxy Statement.

Restructuring Committee. The Restructuring Committee was formed during fiscal 2004 to review matters relating to the Company’s capital structure. The Committee reviews the Company’s banking arrangements, capital structure and related transactions. The members of the Restructuring Committee are Kathryn L. Munro, Richard P. Fox and Kenneth M. Roberts. The Restructuring Committee met nine times during the fiscal year ended April 30, 2005.

Strategic Scenario Planning Committee. The Strategic Scenario Planning Committee was formed after the completion of fiscal 2005 to review strategies for growing the Company that create shareholder value. The members of the Growth Committee are Ronald D. Barbaro (Chair), Stephen R. Light, Arlen I. Prentice, Kathryn L. Munro and Jan K. Ver Hagen.

THE DIRECTOR NOMINATIONS PROCESS

(i) Consideration of Director Nominees

The Nominating and Governance Committee will consider qualified nominees recommended by shareholders who may submit recommendations to the Nominating and Governance Committee in care of our Chairman of the Board and Secretary at our address set forth later in this Proxy Statement. Nominees for director who are recommended by our shareholders will be evaluated in the same manner as any other nominee for director.

Shareholder recommendations for director should include (i) the name and address of the shareholder recommending the person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the shareholder and the recommended nominee, (iv) such other information regarding the recommended nominee as would be required to be included in a Proxy Statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended and (v) the consent of the recommended nominee to serve as a director of the Company if so elected. We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director.

To submit a recommendation for director for an upcoming annual shareholder meeting, it is necessary that a shareholder notify the Company not less than 120 days, nor more than 180 days, before the first anniversary of the date that the Proxy Statement for the preceding year’s Annual Meeting was first sent to shareholders. The Company’s 2005 Proxy Statement was first sent to shareholders on August 26, 2005. In addition, the notice must meet all other requirements contained in the Company’s Bylaws, if any.

The Company’s Bylaws also provide that nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Shareholders by any shareholder entitled to vote on such election. Such nominations must be submitted to the Company in accordance with the procedures specified in Section 5 of Article II of the Bylaws.

Qualification of Directors

In evaluating the suitability of candidates to serve on the Board of Directors, including shareholder nominees, the Nominating and Governance Committee will seek candidates who are “independent” as defined in the NASDAQ rules and meet certain selection criteria, including:

➢	each director should be chosen without regard to sex, race, age, religion or national origin;

➢	each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

➢	each director should be free of any conflict of interests which would violate applicable law or regulations or interfere with the proper performance of the responsibilities of a director;

➢	each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

➢	each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director;

➢	each director should have the capacity and desire to represent the balanced, best interests of the shareholders of the Company as a whole and not primarily a special interest group or constituency;

➢	each director should have the ability to read and understand corporate financial statements; and

➢	each director should have the ability to work effectively with other directors in collectively serving the long-term interests of all shareholders.

Prior to any meeting involving the election of directors, the Nominating and Governance Committee will evaluate the candidates based on the foregoing suitability criteria and recommend the most qualified candidates to the Board of Directors.

In evaluating director candidates, regardless of the source of the nomination, the Nominating and Governance Committee will consider, in accordance with its Charter, the composition of the Board as a whole, the requisite characteristics (including independence, diversity, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members.

(ii) Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director which may come to the Nominating and Governance Committee’s attention through current Board members, Management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.

The Nominating and Governance Committee will consider candidates recommended by shareholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for shareholder submissions of director nominees are described above. Following verification of the shareholder status of persons proposing candidates, the Nominating and Governance Committee makes an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee as part of its review. If the Nominating and Governance Committee determines that additional consideration is warranted, it may gather and review additional information about the nominee’s background and experience (or may request a third-party search firm on its behalf to gather such additional information and report its findings to the Nominating and Governance Committee). Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Nominating and Governance Committee, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the Nominating and Governance Committee. In connection with this evaluation, the Nominating and Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating and Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Governance Committee.

Compensation of Directors

The Compensation and Plan Administrator Committee is charged with ensuring that the Company will be able to continue to attract and retain directors having the qualifications necessary to serve the interest of the Company’s shareholders. To achieve this goal and based on a thorough review of director compensation at a peer group of 16 companies conducted by a nationally recognized independent compensation consulting firm, the Committee has adopted the following compensation program for Directors. This program was adopted in fiscal 2004 and remains unchanged for fiscal 2006.

Directors who are not employees of the Company will receive an annual retainer of $20,000, payable quarterly, $1,500 per meeting for attendance at Board meetings and $1,000 per meeting for attendance at Committee meetings. The Company also reimburses directors for travel and other expenses in connection with their service.

In addition, Committee Chairs will be paid an additional annual retainer of $5,000 with the exception of the Audit Committee Chair who is paid an additional annual retainer of $10,000, and the non-executive Chairperson of the Board who is paid an additional annual retainer of $15,000.

Non-employee Directors will also receive annual grants of shares of Common Stock that are vested at the time of grant. The annual grants of shares of Company stock will have a value equal to $30,000. The grants will be made at each Annual Meeting of Shareholders, and the shares will be valued based on the average closing price over the twenty (20) trading days preceding the Annual Meeting.

For non-employee Directors serving prior to 2003, the Company had adopted a retirement policy providing that Directors who agree to continue to serve as consultants will receive, following their retirement, annual amounts for a period equal to the director’s years of service on the Board, up to a maximum of nine (9) years. This policy will not apply to newly-appointed directors.

MANAGEMENT

Executive Officers

The executive officers of the Company are:

Name	Age	Position
Stephen R. Light	59	President and Chief Executive Officer

D. Patterson Adams, Jr.	52	President and Chief Executive Officer, Avure Technologies Incorporated

Thomas C. Johnson	52	Senior Vice President of Operations

Richard A. LeBlanc	50	Executive Vice President of Sales

John S. Leness	45	General Counsel and Corporate Secretary

Rick L. Nicholson	56	Vice President of Human Resources

Felix M. Sciulli	53	Senior Vice President of Global Engineering and Research and Development

Each executive officer of the Company is elected or appointed annually by the Board of Directors.

Stephen R. Light (biographical information for Mr. Light appears above).

D. Patterson Adams, Jr. joined the Company in 2001 as President and Chief Executive Officer of Avure Technologies Incorporated, the Company’s wholly-owned subsidiary that runs the food safety technologies and general press businesses. Prior to joining the Company, Mr. Adams was President of IBA’s Food Safety Division from 1998 to 2001, where he led the expansion of IBA’s food irradiation business. From 1995 through 1998, Mr. Adams was President of VestCorp, a private investment consortium and holding company. Mr. Adams has managed companies in the sterilization industry since 1976.

Thomas C. Johnson joined the Company in August 1996 as Vice President of Manufacturing. Mr. Johnson became Senior Vice President, Manufacturing Technology in October of 1999 and Senior Vice President of Operations in June of 2003. Prior to joining the Company, he was employed by the Kenworth Truck Company Division of PACCAR for sixteen years, serving as Plant Manager and before that as Assistant Plant Manager.

Richard A. LeBlanc joined the Company in 1994 as Vice President of Sales. Mr. LeBlanc became Executive Vice President in August 1998. Prior to joining the Company, he was employed by the ASI Robotic Systems Division of Cargill Detroit Corporation for 10 years, serving as Manager of Sales and Marketing and before that in direct sales.

John S. Leness joined the Company in June 1990 as its Corporate Counsel, became General Counsel in December 1990, and was appointed Assistant Secretary in January 1991 and Secretary in February 1991. From 1986 until joining the Company, Mr. Leness had been associated with the Perkins Coie law firm.

Rick L. Nicholson joined the Company in 2005 as Vice President, Human Resources. From 2003 until he joined the Company, Mr. Nicholson had been a private consultant. From 2001 to 2003 he was the Chief Human Resources Executive at Milgard Manufacturing., a manufacture of windows and patio doors, and from 1998 to 2001 he was Vice President of Human Resources at U.S. Marine Corporation a builder of boats. Prior to 1998 Mr. Nicholson was employed by Weyerhaeuser and Tektronix.

Felix M. Sciulli joined the Company in October 1995 as Vice President of Engineering. Mr. Sciulli became Senior Vice President, Engineering and Research and Development in June 2000. Prior to joining the Company, he was with Equimeter, Inc., a division of BTR plc (acquired from Rockwell International Corporation), for six years as Director of Engineering and Research and Development. Mr. Sciulli also spent thirteen years with Rockwell in various engineering and research roles, and three years with Westinghouse Electric Corporation.

STOCK OWNERSHIP OF MANAGEMENT AND OF PRINCIPAL SHAREHOLDERS

The following table sets forth information as of August 8, 2005, with respect to each shareholder known by the Company to be the beneficial owner of more than five percent (5%) of any class of voting securities of the Company, each director, those executive officers listed in the Summary Compensation Table below and all directors and executive officers of the Company as a group. Currently, the Company’s sole class of voting securities outstanding is Common Stock. Except as noted below, each person has sole voting and investment powers with respect to the shares shown. The address for each of the persons listed below is 23500 64th Avenue South, Kent, Washington 98032.

Management

Name and Position	Number of Shares		Percent of Outstanding Shares
D. Patterson Adams, Jr., Executive Officer	127,110	(1)	0.4%
Ronald D. Barbaro, Director	97,780	(2)	0.3
Richard P. Fox, Director	27,905		0.1
Thomas C. Johnson, Executive Officer	78,547	(3)	0.2
Richard A. LeBlanc, Executive Officer	184,055	(4)	0.5
John S. Leness, Executive Officer	204,233	(5)	0.6
Stephen R. Light, Director and Executive Officer	364,566	(6)	1.0
Kathryn L. Munro, Director	87,780	(7)	0.3
Rick L. Nicholson, Executive Officer	3,125	(8)	0.01
Arlen I. Prentice, Director	228,859	(9)	0.7
J. Michael Ribaudo, Director	221,954	(10)	0.6
Kenneth M. Roberts, Director	301,875	(11)	0.9
Sandra F. Rorem, Director	79,680	(12)	0.2
Felix M. Sciulli, Executive Officer	91,442	(13)	0.3
Jan K. Ver Hagen, Director	35,405		0.1
All directors and officers — as a group (15 persons)	2,134,316	(14)	5.9

(1)	Includes options exercisable and restricted shares vesting within 60 days for 100,000 shares of Company Common Stock.
(2)	Includes options exercisable and restricted shares vesting within 60 days for 69,875 shares of Company Common Stock.
(3)	Includes options exercisable and restricted shares vesting within 60 days for 55,000 shares of Company Common Stock.
(4)	Includes options exercisable and restricted shares vesting within 60 days for 156,000 shares of Company Common Stock.
(5)	Includes options exercisable and restricted shares vesting within 60 days for 176,000 shares of Company Common Stock.
(6)	Includes options exercisable and restricted shares vesting within 60 days for 148,540 shares of Company Common Stock.
(7)	Includes options exercisable and restricted shares vesting within 60 days for 59,875 shares of Company Common Stock.
(8)	Includes options exercisable and restricted shares vesting within 60 days for 1,250 shares of Company Common Stock.
(9)	Includes options exercisable and restricted shares vesting within 60 days for 64,875 shares of Company Common Stock.
(10)	Includes options exercisable and restricted shares vesting within 60 days for 69,875 shares of Company Common Stock.
(11)	Includes options exercisable and restricted shares vesting within 60 days for 64,875 shares of Company Common Stock.
(12)	Includes options exercisable and restricted shares vesting within 60 days for 59,875 shares of Company Common Stock.
(13)	Includes options exercisable and restricted shares vesting within 60 days for 68,000 shares of Company Common Stock.
(14)	Includes options exercisable and restricted shares vesting within 60 days for 1,094,040 shares of Company Common Stock.

Other Beneficial Owners

Name and Address	Number of Shares		Percent of Outstanding Shares
Third Point LLC (f/k/a Third Point Management Company L.L.C.) and Daniel S. Loeb(1)(3)	4,436,300	(4)	12.9%
360 Madison Ave. 24th Floor
New York, New York 10017

JLF FUNDS	4,033,000		11.8
601 W. Main Avenue, Suite 600
Spokane, WA 99201

Third Point Offshore Fund(1)(5)	3,014,220	(6)	8.8
360 Madison Ave. 24th Floor
New York, New York 10017

Pinnacle Fund LP(1)	2,200,000	(2)	6.4
4965 Preston Park Blvd. Suite 240
Plano, Texas 75093

(1)	Based on filings made pursuant to Sections 13(a) and (g) of the Exchange Act.

(2)	Includes 200,000 shares issuable upon exercise of warrants.

(3)	Third Point LLC, a Delaware limited liability company (the “Management Company”) serves as investment manager or adviser to a variety of hedge funds and managed accounts (such funds and accounts, collectively, the “Funds”), with respect to shares of Common Stock directly beneficially owned by the Funds. Mr. Daniel S. Loeb is the managing member of the Management Company and controls its business activities, with respect to shares of Common Stock indirectly beneficially owned by Mr. Loeb by virtue of such position.

(4)	Includes 403,300 shares issuable upon exercise of warrants.

(5)	Shares are included in the totals for Third Point LLC.

(6)	Includes 274,020 shares issuable upon exercise of warrants.

Compliance with Section 16 (a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended April 30, 2005, all Section 16(a) filing requirements were complied with, except for a late Form 3 filing for Rick L. Nicholson.

Executive Compensation

Summary Compensation Table

The following table sets forth information for the years ended April 30, 2005, 2004 and 2003, with respect to the Chief Executive Officer and each of the four other highest paid executive officers of the Company whose aggregate cash compensation in fiscal 2005 exceeded $100,000:

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensa- tion (1)	Restricted Stock Awards		Number of Stock Options	All Other Compensation (2)
Stephen R. Light (3) President and Chief Executive Officer	2005 2004 2003	$480,008 450,008 200,772	$421,414 264,061 0		$184,679 181,438 0	$350,053 181,000 0	(4)	21,250 21,250 321,250	$0 40,760 21,072
D. Patterson Adams, Jr. President and Chief Executive Officer, Avure Technologies, Incorporated	2005 2004 2003	$250,016 249,054 250,016	$124,925 119,477 0		$57,575 66,148 0	$0 0 0		0 0 0	$104,859 104,059 111,946	(5) (5) (5)
Thomas C. Johnson Senior Vice President of Operations	2005 2004 2003	$190,008 190,008 188,469	$99,785 83,620 0		$56,253 57,445 0	$0 39,000	(6)	0 0 0	$58,629 32,314 11,506
Richard A. LeBlanc Executive Vice President of Sales	2005 2004 2003	$220,002 220,002 215,043	$128,503 96,824 30,856	(7)	$59,596 66,527 0	$0 39,000 0	(6)	0 0 0	$58,629 32,690 12,025
Stephen D. Reichenbach(8) Chief Financial Officer	2005 2004 2003	$209,997 196,154 180,003	$121,037 98,773 0		$58,512 57,512 0	$0 39,000 0	(6)	0 0 0	$67,200 6,600 11,385

(1)	Represents dollar value of shares of Company stock received in lieu of cash bonus.

(2)	Includes Company contributions to the Voluntary Pension and Salary Deferral Plan and the Flow International Corporation Executive Deferral Plan and amounts paid in connection with retention agreements.

(3)	Mr. Light joined the Company in December 2002 and became President and CEO on January 2, 2003.

(4)	Includes 200,000 restricted stock units granted in connection with a retention agreement and vesting December 31, 2006, and 20,000 shares granted pursuant to an employment agreement.

(5)	Includes reimbursement of moving expenses and interest paid on a relocation loan made to Mr. Adams when he joined the Company in August 2001.

(6)	Includes restricted stock units granted in connection with a retention agreement and vesting December 31, 2006.

(7)	Amounts paid based on sales commissions.

(8)	Mr. Reichenbach resigned from the Company on August 8, 2005.

Option Grants Table

Fiscal 2005

The following table sets forth certain information regarding options granted to the Company’s Chief Executive Officer during the fiscal year ended April 30, 2005. No options were granted to the other four highest paid executives during fiscal 2005.

Individual Grants
	Number of Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 Years)
Name					5%	10%
Stephen R. Light	21,250	100%	$5.92	04/29/15	$79,115	$200,493

Aggregated Option Exercises in Fiscal 2005

and Fiscal Year-End Option Values

The following table sets forth certain information regarding options exercised during the year ended April 30, 2005, by the Company’s Chief Executive Officer and each of the individuals named in the Summary Compensation Table.

	Shares Acquired on Exercise	Value Realized	Total Number of Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen R. Light	0	0	140,207	123,543	$352,489	$233,861

D. Patterson Adams, Jr.	0	0	100,000	0	0	0

Thomas C. Johnson	0	0	55,000	0	0	0

Richard A. LeBlanc	0	0	156,000	0	0	0

Stephen D. Reichenbach	0	0	213,775	0	0	0

(1)	Calculated using $5.92, the closing price of the Company’s Common Stock as reported by NASDAQ on April 29, 2005.

Equity Compensation Plan Information

The following table presents the number of stock options and warrants that were and were not approved by our shareholders as of April 30, 2005.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	1,907,003		$9.49	1,370,037
Equity compensation plans not approved by shareholders	100,000	(1)	—	67,691

Total	2,007,003		$9.49	1,437,728

(1)	32,309 shares of Common Stock have been issued to Mr. Chrismon Nofsinger pursuant to a Consulting Agreement effective March 1, 2003. Pursuant to the terms of the Consulting Agreement, Mr. Nofsinger has the right to receive shares of Common Stock in exchange for the provision of executive coaching and organizational services.

Recent Sales of Unregistered Securities.

The Company entered into a Consulting Agreement effective March 1, 2003 pursuant to which we have engaged Mr. Chrismon Nofsinger to provide executive coaching and organization services. In partial consideration for such services, we issued 19,097 unregistered shares of Company Common Stock to Mr. Nofsinger in June 2004; 1,511 shares were issued in September 2004; 4,695 shares were issued in August 2004; and 7,006 shares were issued in April 2005.

Certain Relationships and Related Transactions

Arlen I. Prentice is Chief Executive Officer of Kibble & Prentice, Inc., a company that, together with its wholly owned subsidiary, provides insurance brokerage and employee benefits, administrative and consulting services to the Company. During fiscal 2005, payments by the Company to Kibble & Prentice, Inc. and such subsidiary for such services totaled $2,380,372. Such payments were for various categories of insurance and included both the brokerage commissions and the premiums that Kibble passes on to the underwriter. Mr. Prentice abstains from participating in matters where he may have a conflict of interest.

Compensation and Plan Administrator Committee Report

Introduction. The Compensation and Plan Administrator Committee of the Board of Directors (the “Compensation Committee”) establishes and directs the administration of all programs under which executive compensation is paid or awarded to the Company’s executive officers. In addition, the Compensation Committee evaluates executive officer performance and assesses the overall effectiveness of the Company’s executive compensation programs.

Total Compensation Philosophy. For fiscal 2006, with the assistance of an outside compensation consultant, the Compensation Committee conducted a comprehensive review of the Company’s executive compensation programs. In conducting that review, the Committee adopted the following compensation philosophy, which it used as the basis for its review of the Company’s programs:

Flow International will provide compensation and benefit programs that are competitive with relevant markets where we compete for employees, internally equitable, and consistent with our commitment to providing a work environment that promotes teamwork, outstanding performance, and corporate pride.

Base Salary—Base salary opportunities should be competitive with relevant organizations with similar complexity, and internally consistent based upon each position’s assigned responsibilities. Individual salary determinations will be made considering incumbent qualifications, experience and performance.

Short-Term Incentives—Consistent with competitive practices, executive officers and other key management and technical positions should have a portion of targeted total compensation at risk, contingent upon meeting predefined corporate, business unit and individual goals. Flow International believes it is important that those who are directly involved in contributing to the achievement of our goals should have a meaningful portion of their total compensation opportunity tied to shared corporate objectives.

Long-Term Incentives—Executive officers and other key management positions should have a meaningful portion of their competitive total compensation opportunity linked to high levels of sustained performance and increasing shareholder value.

Employee Benefits—Flow International will assist employees in meeting their retirement income, health care, survivor income, disability income, time-off and other needs through competitive, cost-effective, company-sponsored programs that provide employees with reasonable flexibility in meeting their circumstances.

Decisions regarding total compensation program design, as well as individual pay decisions, will be made in the context of this Total Compensation Philosophy and our ability to pay, as defined by our financial success.

Elements of Executive Compensation. The elements of executive compensation during fiscal 2005 included base salary, an annual incentive program, a retention program, and retirement and other benefits. For fiscal 2006 the Committee adopted, subject to shareholder approval, a long term incentive program While the elements of compensation described in this report are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to each executive, including salary, incentive compensation, retirement and other benefits. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement, other than the Chief Executive Officer (“CEO”), the Compensation Committee takes into account the views of the CEO.

Base Salaries. Base salaries of the executive officers other than for the CEO were determined by the Compensation Committee using the CEO’s recommendations and data provided by the Committee’s consultant. No adjustments to executive base salaries had been made for fiscal 2004 or 2005. The Committee made adjustments to individual executives’ base salaries for fiscal 2006 based on competitive pay data and practices in the industrial and commercial machinery industry sector, proxy analysis of a group of peer companies and individual performance. The CEO’s pay is set by contract and discussed below.

Annual Incentive Plan. The Company’s executive officers are eligible for bonuses under the Company’s Annual Incentive Plan. The Annual Incentive Plan emphasizes the achievement of the Company’s annual financial goals. For fiscal 2005 these goals were based on achievement of goals including revenue, operating profit and working capital as a percentage of revenue and individual and business unit goals, and bonuses were paid half in stock and half in cash. For fiscal 2006 these goals will be based on return on invested assets, revenue, operating profit and individual and business unit goals. Executives’ target bonus levels have been set at percentages of base salary, ranging from fifteen to sixty percent, and the CEO’s target bonus level set by his employment contract is at 60% of base salary; bonuses will range from zero to two times the target bonus, depending on target achievement. Payouts will be made half in stock and half in cash.

The Company exceeded its goals for fiscal 2005, and annual incentive payouts were made for the fiscal year at the maximum levels under the plan.

Long Term Incentive Plan. For fiscal 2006, the Company adopted, subject to shareholder approval, a Long Term Incentive Plan. The purpose of the Long Term Incentive Plan is to provide stock incentives for executives who assist the Company in meeting the Company’s long-term financial goals and to align the interests of executives with the Company’s shareholders. The plan is also intended to provide performance based incentives beginning after the last awards are paid under the retention program described below. Under the plan, executives have the opportunity to receive shares of stock based on achievement of goals over a three year period. At the beginning of each three year performance period participating executives are assigned a target award, based on achievement of specific goals. At the end of the three year period the executive receives a number of shares, based on the Company’s achievement of these goals. Awards may range from zero to two times the target number of shares. For the first three year period, ending with the end of fiscal 2008, the goals are based on the Company achieving a return on invested assets and a certain cumulative earnings per share over the preceding three year period. Goals for future three year periods, as well as target awards, will be set at the beginning of each three year period.

Retention Award. During fiscal year 2003, the Company began to implement a comprehensive restructuring program intended to return the Company to profitability. The Compensation Committee determined that during this implementation it was critical to ensure key executives remain employed at the Company and focused on the day-to-day operations to successfully turnaround the Company. As a result, the Compensation Committee adopted a retention program to achieve these goals. The program includes six executives including the CEO. The CEO’s retention award is discussed below. Each participating executive who remains in the Company’s employ is eligible to receive retention awards in both cash and restricted stock units. The cash retention awards began six months after the plan inception and provide for seven equal semi-annual increments. The executive must be employed at the payment date to receive the cash portion of the award. The restricted stock unit awards vest 42 months after plan inception. Each executive must remain a full-time employee for the entire 42-month period to vest in the restricted stock units. The retention program’s final awards will be made in fiscal 2007, following which, executives will first become eligible to receive awards under the Long Term Incentive Program.

Chief Executive Officer Compensation. On November 25, 2002, Mr. Light entered into an employment agreement with the Company with a term ending on April 30, 2005 (the “Light Agreement”). The Light Agreement provides for automatic extensions beginning on May 1, 2003 (unless notice not to extend is given by either party) so that the remaining term shall always be two years. Under the terms of the Light Agreement, Mr. Light’s annual base salary is $450,000 and he is eligible for target annual performance bonuses equal to 60% of base salary. One-half of the bonus is payable in shares of common stock. Mr. Light’s annual performance bonuses are based on the same factors as the executives’ bonuses. The Board has established additional goals for the CEO. These include development of succession plans, development of a customer satisfaction survey and successful resolution of the Company’s financing.

The Committee and Board of Directors reviewed Mr. Light’s performance for fiscal 2005. They compared the Company’s performance to the goals set for Mr. Light by the Board, concluding that he had exceeded the goals that had been set for him.

Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction for compensation to its CEO and any of its four other highest paid executive officers to $1 million. Qualified performance-based compensation is not subject to the $1 million limitation, provided certain requirements of Section 162(m) are satisfied. These requirements include shareholder approval and periodic re-approval of the material terms of performance goals in plans such as the Company’s 1995 Long-Term Incentive Plan. The Compensation Committee presently anticipates that the Company’s executive compensation will either be below such levels or will be structured to qualify as “performance-based compensation” which is exempt from such limitation.

Conclusion. After its review of the total compensation program for the executives of the Company, the Compensation Committee believes that the executive compensation policies and practices it has adopted will serve the interests of the shareholders and the Company effectively. The Committee also believes that the various compensation programs offered are appropriately balanced to provide increased motivation for executive officers to contribute to the Company’s overall future success, thereby increasing the value of the Company for the shareholders’ benefit. The Compensation Committee will continue to monitor the effectiveness of the Company’s total compensation program to meet the ongoing needs of the Company.

This report is submitted by the members of the Compensation Committee. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under such acts.

COMPENSATION AND PLAN

ADMINISTRATOR COMMITTEE

J. Michael Ribaudo—Chairman

Richard P. Fox

Sandra Rorem

Kathryn L. Munro

Report of the Audit Committee

The Audit Committee oversees the Company’s corporate accounting reporting practices and the quality and integrity of the financial reports of the Company on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with Management and the independent registered public accounting firm the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended April 30, 2005.

The Audit Committee meets with the independent registered public accounting firm at least quarterly and has discussed with them the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its Management including the matters in the written report provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Also, the Company’s internal auditor reports at least quarterly to the Audit Committee.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2005.

As a result of the adoption of the Sarbanes-Oxley Act of 2002, the Board of Directors is required to determine whether the Company has an “audit committee financial expert” on the Audit Committee. An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. Based on the review of the experience and qualifications of the Audit Committee members, the Board of Directors has determined that the following member of the Audit Committee is qualified as an audit committee financial expert: Richard P. Fox.

AUDIT COMMITTEE

Richard P. Fox—Chairman

Kathryn L. Munro

Kenneth M. Roberts

Jan K. Ver Hagen

Stock Performance Graph

The following graph sets forth the cumulative total shareholder return to the Company’s shareholders during the five-year period ending April 30, 2005, as well as overall stock market index (NASDAQ) and for those peer group indices selected for each of the Company’s product lines (S & P Machine Tools and Dow Jones Factory Equipment). The Company has paid no dividends on its Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG FLOW INTERNATIONAL CORPORATION, THE S & P SMALLCAP 600 INDEX,

THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE DOW JONES US INDUSTRIAL MACHINERY INDEX

APPROVAL OF FLOW INTERNATIONAL CORPORATION 2005 EQUITY INCENTIVE PLAN

(Proxy Proposal Number Two)

General Information

On August 19, 2005, the Board of Directors (“Board”) of Flow International Corporation (the “Company”) adopted, subject to shareholder approval, the Flow International Corporation 2005 Equity Incentive Plan (the “2005 Plan”). The purposes of the 2005 Plan are:

➢	to attract and retain the most talented employees, officers, directors, and consultants available, and

➢	to promote the growth and success of our business by aligning the long-term interests of employees, officers, directors, and consultants with those of our shareholders by providing an opportunity to acquire an interest in our business, and by providing rewards for exceptional performance and long-term incentives for future contributions to our success.

We currently award stock options and other stock awards to employees, officers and directors through the Flow International Corporation 1995 Long-Term Incentive Plan (hereinafter referred to as the “Current Plan”). As of August 8, 2005 the Company had an aggregate of approximately 558,649 shares remaining for future awards under the Current Plan. No further awards will be made pursuant to the Current Plan upon shareholder approval of the 2005 Plan, and the remaining shares available for future awards will be issued in connection with awards made pursuant to the 2005 Plan.

The 2005 Plan permits the grant of the following awards:

➢	nonqualified stock options;

➢	incentive stock options;

➢	restricted stock;

➢	restricted stock units;

➢	stock appreciation rights (“SARs”); and

➢	performance-based cash awards

The flexibility of the 2005 Plan in types and specific terms of awards will allow future awards to be based on then-current objectives for aligning compensation with shareholder value.

The following is a summary of the material terms of the 2005 Plan and is qualified in its entirety by reference to the 2005 Plan. A copy of the 2005 Plan is attached to this Proxy Statement as Appendix 1.

Summary of the 2005 Plan

Administration

The Compensation and Plan Administration Committee (the “Committee”) will administer the 2005 Plan. The Committee will have authority to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 Plan. In addition, the Committee has the authority to interpret the 2005 Plan and the awards granted under the plan, and establish rules and regulations for the administration of the plan. The Committee may delegate the administration of the plan to the one or more subcommittees consisting of members of the Committee or our independent directors.

Eligible Participants

Any employee (including any officer), consultant or director providing services to the Company or to any affiliate of the Company is eligible to be selected to receive awards under the 2005 Plan, unless a specific arrangement sets forth additional eligibility requirements, and provided that incentive stock options are only granted to employees. As of the date of this Proxy Statement approximately 800 employees and directors were eligible as a class to be selected to receive awards under the 2005 Plan.

Shares Available for Awards

The aggregate number of shares of the Company’s common stock (“Common Stock”) that may be issued as awards under the 2005 Plan will be 2.5 million shares, which includes approximately 558,649 shares of Common Stock currently available for issuance under the Current Plan and approximately 1,700,000 additional shares of Common Stock, plus any shares issued pursuant to the substitution or assumption of awards in connection with certain types of mergers, acquisitions and other reorganizations. The aggregate number of shares of Common Stock which may be granted to any one participant in any one fiscal year of the Company under the 2005 Plan is one million. This maximum number of shares is in addition to any cash incentives (or shares of Common Stock issued in settlement of any cash incentives) awarded to such participant in any one fiscal year of the Company. The maximum aggregate number of shares of Common Stock which may be granted as incentive stock options is one million. The Committee may adjust the aggregate number of shares reserved for issuance under the Plan in the case of a stock dividend or other distribution, including a stock split, merger, extraordinary dividend, or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 Plan.

If any shares of Common Stock related to an award granted under the Current Plan or the 2005 Plan are forfeited or become unexercisable, or if any award terminates without the delivery of any shares, the shares of Common Stock previously set aside for such awards will be available for future awards under the 2005 Plan.

Cash Awards

Cash awards may be made under the 2005 Plan to be paid upon the achievement of certain performance goals relating to one or more of the performance criteria listed below, as established by the Committee within 90 days of the start of the performance period over with the award is earned and prior to the issuance of the cash award. Cash awards may be paid in part or in whole in shares of Common Stock, valued at the time of the payment of the award. Cash awards may be combined with other forms of grants under the 2005 Plan. The maximum annual cash award that may be granted to any one participant in any one fiscal year of the Company is $2,000,000 (including the value of any stock issued in satisfaction of cash awards). This maximum cash award is in addition to any stock options or other stock-based compensation awarded to such participant in any one fiscal year of the Company.

Stock Options

The holder of an option will be entitled to purchase a number of shares of Common Stock at a specified exercise price (which may not be less than the fair market value of the underlying shares on the date of grant) during a specified time period, all as determined by the Committee. The option exercise price may be payable either in cash or, at the discretion of the Committee, in shares of our Common Stock.

Restricted Stock and Restricted Stock Units

The holder of restricted stock will own shares of Common Stock subject to forfeiture to the Company if the holder does not satisfy certain requirements (including, for example, continued employment with the Company) for a specified period of time. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee, provided that the holder has satisfied certain requirements (including, for example, continued employment with the Company until such future date). As discussed below under “Federal Income Tax Consequences,” new federal tax legislation may impose significant adverse tax consequences on individuals who receive certain types of restricted stock units. Until the Internal Revenue Service issues further guidance regarding the precise scope and application of these rules, the Company does not intend to issue restricted stock units having terms that would make them subject to the application of these new rules.

The awards of restricted stock, restricted stock units and cash awards that are intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code will be subject to the attainment of performance goals relating to the performance criteria selected by the Committee as permitted under the 2005 Plan. The performance criteria will be established by the Committee from one or more of the following categories (as selected by the Committee):

➢	cash flow;

➢	earnings per share;

➢	earnings per share growth;

➢	earnings before interest, taxes, and amortization;

➢	return on equity;

➢	market share;

➢	total shareholder return;

➢	share price performance;

➢	return on capital;

➢	return on assets, net assets or invested assets;

➢	revenue;

➢	revenue growth;

➢	earnings growth;

➢	operating income;

➢	operating profit;

➢	growth in operating income or profit;

➢	profit margin;

➢	return on operating revenue;

➢	return on invested capital;

➢	market price of Shares;

➢	brand recognition;

➢	customer satisfaction;

➢	operating efficiency;

➢	productivity; and

➢	reduction in costs.

Stock Appreciation Rights

Participants may be granted tandem SARs (consisting of SARs with underlying options) and stand-alone SARs. The holder of a tandem SAR is entitled to elect between the exercise of the underlying option for shares of Common Stock or the surrender of the option in exchange for the receipt of a payment (in cash, Common Stock or both) equal to the excess of the fair market value on the surrender date over the aggregate exercise price payable for such shares. The holder of stand-alone SARs will be entitled to receive (in cash, Common Stock or both) the excess of the fair market value (on the exercise date) over the exercise price for such shares. As discussed below under “Federal Income Tax Consequences,” new federal tax legislation may impose significant adverse tax consequences on individuals who receive certain types of SARs, including SARs that are settled in cash and tandem SARs. Until the Internal Revenue Service issues further guidance regarding the precise scope and application of these rules, the Company does not intend to issue SARs that may be settled in cash or any other type of SAR that it believes may be subject to these rules.

Termination of Employment

Unless otherwise provided in the applicable award agreement or any severance agreement, vested options granted under the 2005 Plan will expire, terminate, or otherwise be forfeited as follows:

➢	ninety (90) days after the date of termination of a participant’s employment, other than in the circumstances described below;

➢	immediately upon termination of a participant for cause (as may be defined in a subplan or award agreement);

➢	twelve (12) months after the date on which a participant suffers Disability (as defined in the 2005 Plan); and

➢	twelve (12) months after the death of a participant if such participant’s employment had not previously been terminated.

Cancellation of Awards

The Committee has the authority to cancel any awards granted to a participant under the 2005 Plan if the participant violates any legal obligation owed to the Company or otherwise acts in a manner detrimental to the Company’s interest. The participant may also be required to return any award-related gains realized within the twelve-month period preceding such a violation.

Duration, Termination and Amendment

The 2005 Plan will terminate on the tenth anniversary of the date the Company’s shareholders approve the plan, unless terminated by the Board or the Committee earlier, or extended by an amendment approved by the Company’s shareholders. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2005 Plan prior to the expiration may extend beyond the end of such period through the award’s normal expiration date.

The Board and the Committee may generally amend or terminate the plan as determined to be advisable. Shareholder approval may also be required for certain amendments by the Internal Revenue Code, the rules of Nasdaq, or rules of the Securities and Exchange Commission. The Board or the Committee has specific authority to amend the 2005 Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the 2005 Plan or any award agreement.

Prohibition on Repricing Awards

Without the approval of the Company’s shareholders, no option or SAR may be amended to reduce its exercise price or grant price and no option or SAR may be canceled and replaced with an option or SAR having a lower exercise price. The foregoing shall not apply to adjustments to the exercise price due to stock dividends or splits, mergers or other similar corporate transactions.

Transferability of Awards

Unless otherwise provided by the Committee, awards under the 2005 Plan may only be transferred by will or the laws of descent and distribution. The Committee may permit further transferability pursuant to conditions and limitations that it may impose.

Change of Control

If the Company enters into a change of control transaction, including a merger or consolidation in which the Company is not a continuing or surviving corporation or a sale or transfer of all or substantially all of its assets, then the surviving company may assume the outstanding awards of the 2005 Plan or substitute similar awards for the outstanding awards of the 2005 Plan. If such awards are not assumed or substituted, the options granted under the 2005 Plan will become fully vested and exercisable prior to the consummation of the change of control transaction. Any fully vested and exercisable awards not exercised prior to the consummation of the change of control transaction will automatically terminate.

Federal Income Tax Consequences

The federal income tax consequences of awards under the 2005 Plan to the Company and the Company’s employees, directors, and consultants are complex and subject to change. The following discussion is only a summary of the general rules applicable to the 2005 Plan. Participants in the 2005 Plan should consult their own personal tax advisors to determine the tax consequences associated with the various awards under the 2005 Plan as may be applicable to their individual circumstances.

Under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), enacted as part of the American Jobs Creation Act of 2004, recipients of certain equity compensation awards (including certain types of stock appreciation rights and restricted stock units) or cash incentive awards may be subject to a burdensome taxation regime. If Section 409A applies to awards under the 2005 Plan, the affected participants may be required to recognize ordinary income for tax purposes earlier than the times otherwise applicable as described in the discussion below and to pay substantial penalties. The 2005 Plan allows for the issuance of certain of these types of awards for purposes of giving the Company maximum flexibility. However, the Company does not intend to issue any awards that would be subject to Section 409A until the new rules have been revised or clarified. Furthermore, the Committee may amend the 2005 Plan as it deems necessary to avoid penalties arising under Section 409A, even if any such amendment would reduce, restrict or eliminate certain rights granted under the 2005 Plan. The following discussion does not specifically address the potential impact of Section 409A on the various awards.

Options

Options granted under the 2005 Plan may be either incentive stock options or nonqualified stock options. Incentive stock options are options which are designated as such by the Company and which meet certain requirements under Section 422 of the Code and the regulations thereunder. Any option which does not satisfy these requirements will be treated as a nonqualified stock option.

Incentive Stock Options

If an option granted under the 2005 Plan qualifies as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option, and the Company will not be entitled to a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date the option was granted or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain and, in such case, the Company will not be entitled to a federal tax deduction.

If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, the disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the exercise price, or (2) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. (However, in the case of gifts, sales to related parties, and certain other transactions, the full difference between the fair market value of the stock and the purchase price will be treated as compensation income.) The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option.

The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an employee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

In general, the Company will not be entitled to a federal income tax deduction upon the grant, exercise, or termination of an incentive stock option. However, in the event an optionee sells or otherwise disposes of the stock received on the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Nonqualified Stock Options

Nonqualified stock options granted under the 2005 Plan do not qualify as “incentive stock options” and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified option. However, upon exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

The optionee’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the time of their disposition.

In general, the Company will not be entitled to a federal income tax deduction upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Restricted Stock and Restricted Stock Units

Generally, the holder of restricted stock will recognize ordinary compensation income at the time the stock becomes vested. The amount of ordinary compensation income recognized will be equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the holder in exchange for stock.

In the case of restricted stock units, the holder will recognize ordinary compensation income at the time the stock is received equal to the excess of value of the stock on the date of receipt over any amount paid by the holder in exchange for stock. If the holder of a restricted stock unit receives the cash equivalent of the stock issuable under the restricted stock unit in lieu of actually receiving the stock, the recipient will recognize ordinary compensation income at the time of the receipt of such cash in the amount of the cash received. In the case of both restricted stock and restricted stock units, the income recognized by the holder will generally be subject to U.S. income tax withholding and employment taxes. Depending on their terms, certain types of restricted stock units may be subject to the application of new Code Section 409A, discussed above. The Company does not intend to issue restricted stock units having features that could render them subject to the application of new Code Section 409A until the new rules are revised or clarified.

In the year that the recipient of a stock award recognizes ordinary taxable income in respect of restricted stock or a restricted stock unit, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize, provided that the deduction is not otherwise disallowed under the Code.

Stock Appreciation Rights

As discussed above, new Code Section 409A may impose significant adverse tax consequences on the recipients of SARs, other than SARs that may only be settled in stock. Until further guidance is issued, the specific consequences under new Code Section 409A to the holder of a SAR are unclear. Although the Plan allows the flexibility to issue cash-settled and stock-settled SARs, as well as tandem SARs, the Company does not intend to issue any such SARs until the new rules are revised or clarified.

Subplans under the 2005 Plan

The 2005 Plan serves as a framework for the Committee to establish subplans or procedures governing the grants to participants. For example, the Committee has approved the following subplans (subject to shareholder approval of the 2005 Plan):

➢	Long Term Incentive Plan for Executives

This subplan of the 2005 Plan has been established to provide stock incentive awards to executives who assist the Company in meeting its long-term financial goals. This subplan operates on three-year performance periods, with an initial performance period of May 1, 2005 through April 30, 2008. The Compensation Committee will establish a performance value matrix detailing the number of shares of stock that are available for an award to a participant for each performance period based on the satisfaction of two financial goals. During the initial term, the two financial goals incorporated into the performance value matrix are (i) return on invested assets and (ii) cumulative earnings per share.

➢	Annual Incentive Plan for Executives

This subplan of the 2005 Plan has been established to provide incentive awards of cash and stock to executives, senior managers and select administrative staff who assist the Company in meeting annual financial goals and/or who meet their individual performance goals. This subplan is effective for the Company’s 2006 fiscal year, and may be extended by the Compensation Committee for additional one-year periods. Incentive awards may be awarded to a participant based on four criteria: (i) the Company meeting or exceeding its annual goal for return on invested assets, (ii) the Company meeting its annual goal for revenue, (iii) the Company meeting its annual goal for operating profit, and (iv) the participant achieving his or her individual annual goals.

New Plan Benefits

Generally, it is not possible to determine the benefits or amounts that will be received by or allocated under the 2005 Plan to the named executive officers, directors, and employees of the Company, because such grants are made in the discretion of the Compensation Committee and because the 2005 Plan is not the type of plan that has set benefits or amounts. However, the following table sets forth the restricted stock for each of the named executive officers and the various indicated groups that has been granted pursuant to the Long Term Incentive Plan for Executives, a subplan of the 2005 Plan (subject to shareholder approval of the 2005 Plan).

Name and Position	Dollar Amount (1)	Number of Shares of Restricted Stock
Stephen R. Light, President and Chief Executive Officer	$1,362,900	165,000
Richard A. LeBlanc, Executive Vice President of Sales	$123,900	15,000
Thomas C. Johnson, Senior Vice President of Operations	$66,080	8,000
Executive Group	$2,164,120	262,000
Non-Executive Director Group	0	0
Non-Executive Officer Employee Group	0	0

(1)	Assumes that all shares of restricted stock are fully vested and that performance goals have been achieved. Dollar amounts were calculated based on the closing price of the Company’s common stock on August 8, 2005 of $8.26 per share.

The Board of Directors Recommends

a Vote “FOR” the

Approval of the Flow International 2005 Equity Incentive Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has examined the financial statements of the Company since 1981. It is anticipated that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer shareholders’ questions and will have the opportunity to make a statement if they so desire.

Audit Fees

The aggregate fees paid to PricewaterhouseCoopers LLP, for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended April 30, 2005 and April 30, 2004 and for the quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years were $600,710 and $841,938, respectively.

Audit-Related Fees

No fees were paid to PricewaterhouseCoopers LLP for audit-related services for the fiscal years ended April 30, 2005 and 2004. The Company retained BDO Seidman LLP for the annual audit of the Company’s Voluntary Pension and Salary Deferral Plan.

Tax Fees

The fees paid to PricewaterhouseCoopers LLP for tax services for the fiscal years ended April 30, 2005 and 2004 were $20,013 and $109,090, respectively. Tax fees principally included fees for tax compliance and tax advice.

All Other Fees

The aggregate fees paid to PricewaterhouseCoopers LLP, for services rendered to the Company for the fiscal years ended April 30, 2005 and 2004, other than for services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were $105,449, and $492, respectively. These fees related primarily to the Private Investment in Public Equity (“PIPE”) transaction that the Company completed in March 2005. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal registered public accounting firm’s independence.

Audit Committee Pre-Approval Policy.

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by our independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services must be specifically pre-approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to management. For 2005, all non-audit services were pre-approved.

FORM 10-K AND FINANCIAL STATEMENTS

The Company’s fiscal 2005 Form 10-K has been mailed to you with this Proxy Statement. The Form

10-K contains the Consolidated Financial Statements of the Company and its subsidiaries and accompanying notes as of April 30, 2005 and 2004, and the report thereon by PricewaterhouseCoopers LLP.

If any shareholder entitled to vote at this Annual Meeting wishes to receive a copy of the Company’s Form 10-K, the Company will furnish that person, without charge, copies upon written request. Requests should be addressed:

John S. Leness, Secretary

Flow International Corporation

23500 64th Avenue South

Kent, Washington 98032

SHAREHOLDER PROPOSALS

To be considered for presentation to the 2006 Annual Meeting of Shareholders and inclusion in the Company’s Proxy Statement related to such meeting, a shareholder proposal must be received at the offices of the Company, 23500 64th Avenue South, Kent, Washington 98032, not later than April 28, 2006. To be eligible to submit a proposal, a shareholder must have continually been a record or beneficial owner of shares of Common Stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

Shareholder Communication with

the Board of Directors

Although the Company has not to date developed formal processes by which shareholders may communicate directly with directors, it believes that the informal process, in which any communication sent to the Board, either generally or in care of the CEO, Corporate Secretary, or another corporate officer, is forwarded to all members of the Board, has served the Board’s and the Company’s shareholders’ needs. There is no screening process, and all shareholder communications that are received by officers for the Board’s attention are forwarded to the Board. In view of recently adopted SEC disclosure requirements related to this issue, the Nominating Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communication to the Board should be mailed to the Board, in care of the Company’s Corporate Secretary, at the Company’s headquarters in Kent, Washington. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

PROFESSIONAL CONDUCT POLICY

The Company has adopted a Professional Conduct Policy. The Professional Conduct Policy is intended to meet the requirements of a code of ethics as set forth in Item 406(b) of Regulation S-K and the Professional Conduct Policy applies to all of our employees, including our principal executive officer, principal financial officer and the principle accounting officer. Our Professional Conduct Policy is posted on our corporate website at www.flowcorp.com.

The Company intends to disclose any amendments to the Professional Conduct Policy (other than technical, administrative or non-substantive amendments), and any waivers of a provision of the Professional Conduct Policy for our executive officers, on our corporate website at www.flowcorp.com. Information on the Company’s website, however, does not form a part of this Proxy Statement.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the meeting. If any other business is properly brought before the meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Whether you intend to be present at this meeting or not, you are urged to return your proxy promptly.

By order of the Board of Directors.

Stephen R. Light

President and CEO

APPENDIX 1

Copy of Flow International 2005 Equity Incentive Plan

FLOW INTERNATIONAL CORPORATION

2005 EQUITY INCENTIVE PLAN

i

ii

FLOW INTERNATIONAL CORPORATION

2005 EQUITY INCENTIVE PLAN

1. Purposes of the Plan.    The purposes of this Plan are to further the growth, development and financial success of the Company by attracting and retaining the most talented Employees, Consultants and Directors available, and by aligning the long-term interests of Employees, Consultants and Directors with those of the shareholders by providing an opportunity to acquire an ownership interest in the Company and by providing both performance rewards and long term incentives for future contributions to the success of the Company.

The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, or cash awards, at the discretion of the Committee and as reflected in the terms of the Award Agreement. Each Award will be subject to conditions specified in the Plan, such as continued employment or satisfaction of performance criteria, as well as any conditions specified in the Award Agreement.

This Plan will serve as a framework for the Committee to establish sub-plans or procedures governing the grants to Employees, Directors, Consultants and Employees working for the Company outside of the United States. The options granted under the Former Plan shall continue to be administered under the Former Plan until such time as those options are exercised, expire or become unexercisable for any reason.

2. Definitions.    As used herein, the following definitions shall apply:

(a) “Award” shall mean any award or benefits granted under the Plan, including Options, Shares, Restricted Stock, Restricted Stock Units, SARs and cash.

(b) “Award Agreement” shall mean a written or electronic agreement between the Company and the Participant setting forth the terms of the Award.

(c) “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall mean any of the following: (1) Approval by the holders of the Company’s Common Stock of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of common stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (2) Approval by the holders of the common stock of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets other than a transfer of the Company’s assets to a majority-owned subsidiary of the Company; or (3) Approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Committee” shall mean the Compensation and Plan Administrator Committee of the Board, which at all times shall consist of two (2) or more members of the Board, each of whom must qualify as an Independent Director.

(h) “Common Stock” shall mean the common stock of the Company, $0.01 par value per share.

(i) “Company” shall mean Flow International Corporation., a Washington corporation and any successor thereto.

(j) “Consultant” shall mean any person, except an Employee, engaged by the Company or any Subsidiary of the Company, to render personal services to such entity, including as an advisor, pursuant to the terms of a written agreement.

(k) “Continuous Status as a Participant” shall mean (i) for Employees, the absence of any interruption or termination of service as an Employee, (ii) for Directors, the absence of any interruption or termination of service as a Director, and (iii) for Consultants, the absence of any interruption, expiration, or termination of such person’s consulting or advisory relationship with the Company or the occurrence of any termination event as set forth in such person’s Award Agreement. Continuous Status as a Participant shall not be considered interrupted (A) for an Employee on leave under any recognized form of leave under policies of the Company or any applicable Subsidiary as may be in effect from time to time, and (B) for a Consultant, in the case of any temporary interruption in such person’s availability to provide services to the Company which has been authorized in writing by a vice president of the Company prior to its commencement.

(l) “Director” shall mean a member of the Board.

(m) “Disability” shall mean (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Disability” as used in this Plan shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, the term “Disability” as used in this Plan shall mean a “permanent and total disability” as the term is defined for purposes of Section 22(e)(3) of the Code.

(n) “Effective Date” shall mean the date on which the Company’s shareholders have approved this Plan in accordance with applicable NASDAQ rules.

(o) “Employee” shall mean any person, including an officer, who is a common law employee of, receives remuneration for personal services to, is reflected on the official human resources database as an employee of, and is on the payroll of the Company or any Subsidiary of the Company. A person is on the payroll if he or she is paid from or at the direction of the payroll department of the Company, or any Subsidiary of the Company. Persons providing services to the Company, or to any Subsidiary of the Company, pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies, and workers who hold themselves out to the Company, or a Subsidiary to which they are providing services as being independent contractors, or as being employed by or engaged through another company while providing the services, and persons covered by a collective bargaining agreement (unless the collective bargaining agreement applicable to the person specifically provides for participation in this Plan) are not Employees for purposes of this Plan and do not and cannot participate in this Plan, whether or not such persons are, or may be reclassified by the courts, the Internal Revenue Service, the U. S. Department of Labor, or other person or entity, as common law employees of the Company, or any Subsidiary, either solely or jointly with another person or entity.

(p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(q) “Executive Officers” shall mean the officers of the Company as such term is defined in Rule 16a-1 under the Exchange Act.

(r) “Fair Market Value” shall mean the closing price per share of the Common Stock on the Nasdaq National Market or the Nasdaq SmallCap Market as to the date specified (or the previous trading day if the date specified is a day on which no trading occurred), or if the Nasdaq National Market or the Nasdaq SmallCap Market shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system.

(s) “Former Plan” shall mean the 1995 Long-Term Incentive Compensation Plan.

(t) “Incentive Stock Option” shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(u) “Independent Director” shall mean a Director who: (1) meets the independence requirements set forth in NASD Rule 4200(a)(15), or any successor rule, as in effect from time to time; (2) qualifies as an “outside director” under Section 162(m) of the Code and the Treasury Regulations promulgated thereunder; (3) qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act; and (4) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of Shares to Employees.

(v) “Maximum Annual Cash Award” shall have the meaning set forth in Section 10.

(w) “Maximum Annual Participant Stock Award” shall have the meaning set forth in Section 6(b).

(x) “Non-Employee Director” shall mean a Director who is not an Employee.

(y) “Nonqualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

(z) “Option” shall mean a stock option granted pursuant to Section 7 of the Plan.

(aa) “Option Price” shall mean the per share purchase price of a Share purchased pursuant to an Option.

(bb) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc) “Participant” shall mean an Employee, Director or Consultant.

(dd) “Performance Criteria” shall have the meaning set forth in Section 8(c).

(ee) “Plan” shall mean this Flow International Corporation 2005 Equity Incentive Plan, including any amendments thereto.

(ff) “Reprice” shall mean the adjustment or amendment of the exercise price of Options or SARs previously awarded whether through amendment, cancellation, replacement of grants or any other means.

(gg) “Restricted Stock” shall mean a grant of Shares pursuant to Section 8 of the Plan.

(hh) “Restricted Stock Units” shall mean a grant of the right to receive Shares in the future or their cash equivalent (or both) pursuant to Section 8 of the Plan.

(ii) “SAR” shall mean a stock appreciation right awarded pursuant to Section 9 of the Plan.

(jj) “SEC” shall mean the Securities and Exchange Commission.

(kk) “Share” shall mean one share of Common Stock, as adjusted in accordance with Section 4 of the Plan.

(ll) “Stand-Alone SARs” shall have the meaning set forth in Section 9(c) of the Plan.

(mm) “Subcommittee” shall have the meaning set forth in Section 5(d).

(nn) “Subsidiary” shall mean (1) in the case of an Incentive Stock Option a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, and (2) in the case of a Nonqualified Stock Option, Restricted Stock, a Restricted Stock Unit or a SAR, in addition to a subsidiary corporation as defined in (1), (A) a limited liability company, partnership or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests, or (B) an entity with respect to which the Company possesses the power, directly or indirectly, to direct or cause the direction of the management and policies of that entity, whether through the Company’s ownership of voting securities, by contract or otherwise.

(oo) “Tandem SARs” shall have the meaning set forth in Section 9(a) of the Plan.

(pp) “Ten Percent Shareholder” shall mean a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock comprising more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.

3. Shares Subject to the Plan.

(a) Reservation of Shares.    The shares of Common Stock reserved under this Plan will include reserved shares of Common Stock that are not subject to a grant or as to which the option award granted has been forfeited under the Former Plan, and an additional One Million Seven Hundred Thousand (1,700,000) Shares of Common Stock. Subject to the provisions of Section 4, the maximum aggregate number of Shares which may be awarded and delivered under the Plan shall not exceed Two Million Five Hundred Thousand (2,500,000) Shares (adjusted, proportionately, in the event of any stock split or stock dividend with respect to the Shares), and the maximum number which may be granted as Incentive Stock Options under the Plan shall not exceed One Million (1,000,000) Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. Shares available for issuance under the Plan shall be increased by any shares of Common Stock subject to outstanding awards under the Former Plan on the date of shareholder approval of the Plan that later cease to be subject to such awards for any reason other than such awards having been exercised, subject to adjustment from time to time as provided in Section 5, which shares of Common Stock shall, as of the date such shares cease to be subject to such awards, cease to be available for grant and issuance under the Former Plan, but shall be available for issuance under the Plan. The number of shares of Common Stock underlying an Award not issued as a result of any of the following actions shall again be available for issuance under the Plan: (i) a payout of a Stand-Alone SAR, or a performance-based award of Restricted Stock or Restricted Stock Units in the form of cash; (ii) a cancellation, termination, expiration, forfeiture, or lapse for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Options, or the termination of a related Option upon exercise of the corresponding Tandem SAR) of any Stock Award; or (iii) payment of the Option exercise price and/or payment of any taxes arising upon exercise of the Option by withholding shares of Common Stock which otherwise would be acquired on exercise or issued upon such payout. The Shares may be authorized but unissued, or reacquired shares of Common Stock.

(b) Substitutions and Assumptions.    The Board or the Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 3(a) (but not the maximum number of Shares which may be granted as Incentive Stock Options under the Plan) may be increased by a corresponding number of Awards assumed and, in the case of substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.

(c) Securities Law Compliance.    Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under either such Act, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

4. Adjustments to Shares Subject to the Plan.

(a) Capitalization Adjustments.    If any change is made to the Shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and/or the price per Share covered by outstanding Awards under the Plan, (iii) the Maximum Annual Participant Stock Award and (iv) the maximum number of Shares which may be granted as Incentive Stock Options under the Plan. The Committee may also make adjustments described in (i)-(iv) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under this Section 4, the Committee may take into account such factors as it deems appropriate, including the restrictions of applicable law and the potential tax consequences of an adjustment, and in light of such factors may make adjustments that are not uniform or proportionate among outstanding Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Committee shall be final, binding and conclusive. The Committee in its discretion may provide holders of Restricted Stock or Restricted Stock Units a dividend equivalent right with respect to the Shares the Participant shall be entitled to receive or purchase. For purposes of this Section 4, conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

(b) Change in Control.    In the event of Change in Control, then, to the extent permitted by applicable law: (1) any surviving corporation may assume any Awards outstanding under the Plan or may substitute similar stock awards (including an award to acquire the same consideration paid to the shareholders in the transaction described in this Section 4(b)) for those outstanding under the Plan, or (2) in the event any surviving corporation does not agree to assume or continue such Awards, or to substitute similar stock awards for those outstanding under the Plan in accordance with the preceding clause, then the time during which such Awards may be exercised automatically will be accelerated and become fully vested and exercisable immediately prior to the consummation of such transaction, and the Awards shall automatically terminate upon consummation of such transaction if not exercised prior to such event.

(c) No Limitations.    Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

5. Plan Administration.

(a) Authority.    The Plan shall be administered by the Committee. The Committee shall have full and exclusive power to administer the Plan on behalf of the Board, subject to such terms and conditions as the Committee may prescribe. Notwithstanding anything herein to the contrary, the Committee’s power to administer the Plan, and actions the Committee takes under the Plan, shall be consistent with the provisions set forth in the Committee’s charter, as such charter may be amended from time to time.

(b) Powers of the Committee.    Subject to the other provisions of this Plan, the Committee shall have the authority, in its discretion:

(i) to grant Incentive Stock Options, Nonqualified Stock Options, Shares, Restricted Stock, Restricted Stock Units, cash awards and SARs to Participants and to determine the terms and conditions of such Awards, including the determination of the Fair Market Value of the Shares and the exercise price (subject to Section 7(b)), and to modify or amend each Award, with the consent of the Participant when required;

(ii) to determine the Participants to whom Awards, if any, will be granted hereunder, additional eligibility requirements for such awards, the timing of such Awards, and the number of Shares (if any) to be represented by each Award;

(iii) to construe and interpret the Plan, the Awards granted hereunder, and any Award Agreement;

(iv) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of Award Agreement, and manner of acceptance of an Award, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any Award Agreement complies with applicable law, regulations and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purposes of the Plan or any Award Agreement;

(v) to establish performance, conduct and other criteria for Awards made pursuant to the Plan in accordance with a methodology established by the Committee, and to determine whether performance, conduct and other goals have been attained;

(vi) to accelerate or defer (with the consent of the Participant) the exercise or vested date of any Award;

(vii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Committee;

(viii) to establish subplans, procedures or guidelines for the grant of Awards to Employees, Directors and Consultants;

(ix) to determine eligibility for an Award and to authorize the cancellation, forfeiture or suspension of an Award; and

(x) to make all other determinations deemed necessary or advisable for the administration of the Plan;

Provided that, no consent of a Participant is necessary under clauses (i) or (vi) if a modification, amendment, acceleration, or deferral, in the reasonable judgment of the Committee confers a benefit on the Participant or is made pursuant to an adjustment in accordance with Section 4. Furthermore, with respect to outstanding Awards granted to a Participant who violates any legal obligation owed to the Company, including contractual obligations, or who otherwise acts in a manner detrimental to the Company’s interests, the Committee has the authority to cancel any such outstanding Awards as of the date such violation is discovered and to have the Participant return any gains realized with respect to such Awards in the twelve months prior to the violation.

(c) Effect of Committee’s Decision.    All decisions, determinations, and interpretations of the Committee shall be final, conclusive and binding on all Participants, the Company, any shareholder and all other persons.

(d) Delegation and Administration.    Consistent with the Committee’s charter, as such charter may be amended from time to time, the Committee may delegate to one or more subcommittees consisting of members of the Committee or other Directors who are Independent Directors (any such committee a “Subcommittee”) the administration of the Plan, and such administrator(s) may have the authority to directly, or under their supervision, execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee.

6. General Eligibility.

(a) Awards.    Awards may be granted to Participants, provided that additional eligibility requirements may be set forth in specific arrangements that limit or narrow the category of Participants, and further provided that Incentive Stock Options may only granted to Employees. A Consultant shall not be eligible for the grant of an Award (other than a cash award) if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (1) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (2) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions. Form S-8 generally is available to consultants and advisors only if (I) they are natural persons, (II) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer’s parent, and (III) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.

(b) Maximum Annual Participant Stock Award.    The aggregate number of Shares with respect to which an Award or Awards may be granted to any one Participant in any one fiscal year of the Company (the “Maximum Annual Participant Stock Award”) shall not exceed one million (1,000,000) shares of Common Stock (adjusted, proportionately, in the event of any stock split or stock dividend with respect to the Shares). If an Option is in tandem with a SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to each Share, the tandem Option and SAR rights with respect to each Share shall be counted as covering but one Share for purposes of the Maximum Annual Participant Stock Award. If the number of Shares that will be issued under an Award depends upon the performance of the Company or the individual receiving the Award, then for purposes of applying the Maximum Annual Participant Stock Award, the number of Shares considered granted under the Award shall be the maximum number of shares that the individual could receive under the Award, and those Shares shall be considered granted at the beginning of the performance period over which the Award is earned, not during or after the end of the performance period when the amount of Shares actually earned by the Participant is determined and Shares are issued to the Participant. However, for purposes of Section 3, only the number of Shares actually issued to the Participant, and not the maximum potential number of Shares that could have been earned by and issued to the Participant under the Award, will count against the reserve amount. This one million (1,000,000) Share maximum per Company fiscal year is in addition to (and not reduced by) cash incentives awarded pursuant to Section 10 or Shares granted in satisfaction of such cash Awards. The Maximum Annual Participant Stock Award limit shall only apply to awards made after April 30, 2005.

(c) No Employment/Service Rights.    Nothing in the Plan shall confer upon any Participant the right to an Award or to continue in service as an Employee or Consultant for any period of specific duration, or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining such person), or of any Participant, which rights are hereby expressly reserved by each, to terminate such person’s services at any time for any reason, with or without cause (as such term is defined in a Company subplan or an Award Agreement, as applicable).

7. Grant, Terms and Conditions of Options.

(a) Designation.    Each Option shall be designated in an Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding the foregoing, if an Option is not designated as an Incentive Stock Option, such Option will be deemed to be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Employee during any calendar year exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options. For this purpose, Options shall be taken into account in the order in which they were granted.

(b) Option Price.    The per Share exercise price under an Incentive Stock Option (i) granted to a Ten Percent Shareholder, shall be no less than 110% of the Fair Market Value per Share on the date of grant, or (ii) granted to any other Participant, shall be no less than 100% of the Fair Market Value per Share on the date of grant. The per Share exercise price under a Nonqualified Stock Option or SAR shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In no event shall the Board or the Committee be permitted to Reprice an Option after the date of grant.

(c) Term of Options.    The term of each Incentive Stock Option shall be no more than ten (10) years from the date of grant. However, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the term of the Option shall be no more than five (5) years from the date of grant. The term of all Nonqualified Options shall be seven (7) years unless otherwise provided by the Committee in its discretion.

(d) Vesting.    To the extent Options vest and become exercisable in increments, unless otherwise provided in the applicable Award Agreement or any severance agreement (i) such Options shall cease to vest upon a Participant’s Disability or termination of such Participant’s Continuous Status as a Participant (other than upon a Participant’s death), and (ii) such Options shall immediately vest in full upon a Participant’s death.

(e) Substitution of SARs for Options.    The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee shall have the sole discretion to substitute without receiving Participants’ permission, SARs paid only in stock for outstanding Options; provided, the terms of the substituted stock SARs are the same as the terms of the Options, the number of shares underlying the number of stock SARs equals the number of shares underlying the Options and the difference between the Fair Market Value of the underlying Shares and the grant price of the SARs is equivalent to the difference between the Fair Market Value of the underlying Shares and the exercise price of the Options.

(f) Exercise.    Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee at the time of grant, and as shall be permissible under the terms of the Plan. No fractional Shares may be issued or delivered pursuant to the Plan or any Award.

8. Grant, Terms and Conditions of Stock Awards.

(a) Designation.    Restricted Stock or Restricted Stock Units may be granted under the Plan. Restricted Stock or Restricted Stock Units may include a dividend equivalent right, as permitted by Section 4. After the Committee determines that it will offer Restricted Stock or Restricted Stock Units, it will advise the Participant in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of Shares that the Participant shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Participant must accept the offer. The offer shall be accepted by execution of an Award Agreement or as otherwise directed by the Committee. Restricted Stock Units may be paid as permitted by Section 11(b). The term of each award of Restricted Stock or Restricted Stock Units shall be at the discretion of the Committee.

(b) Restrictions.    Subject to Section 8(c), the Committee may impose such conditions or restrictions on the Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may determine advisable, including the achievement of specific performance goals, time based restrictions on vesting, conduct criteria or others. If the Committee established performance or other goals, the Committee shall determine whether a Participant has satisfied the performance of such goals.

(c) Performance Criteria.    Restricted Stock, Restricted Stock Units and cash awards granted pursuant to the Plan that are intended to qualify as “performance based compensation” under Section 162(m) of the Code shall be subject to the attainment of performance goals relating to the Performance Criteria selected by the Committee and specified at the time such Restricted Stock, Restricted Stock Units and cash awards are granted. For purposes of this Plan, “Performance Criteria” means one or more of the following (as selected by the Committee): (i) cash flow; (ii) earnings per share; (iii) earnings per share growth; (iv) earnings before interest, taxes, and amortization; (v) return on equity; (vi) market share; (vii) total shareholder return; (viii) share price performance; (ix) return on capital; (x) return on assets, net assets or invested assets; (xi) revenue; (xii) revenue growth; (xiii) earnings growth; (xiv) operating income; (xvi) operating profit; (xvii) growth in operating income or profit; (xviii) profit margin; (xix) return on operating revenue; (xx) return on invested capital; (xxi) market price of Shares; (xxii) brand recognition; (xxiii) customer satisfaction; (xxiv) operating efficiency; (xxv) productivity; or (xxvi) reduction in costs. Any of these Performance Criteria may be used to measure the performance of the Company as a whole or any business unit or division of the Company.

(d) Vesting.    Unless the Committee determines otherwise, the Award Agreement shall provide for the forfeiture of the non-vested Shares underlying Restricted Stock or the termination of Restricted Stock Units upon cessation of a Participant’s Continuous Status as a Participant. Unless the Committee determines otherwise, non-vested Shares underlying Restricted Stock and Restricted Stock Units shall vest in full immediately upon death. To the extent that the Participant purchased the Shares granted under any such Restricted Stock award and any such Shares remain non-vested at the time of cessation of a Participant’s Continuous Status as a Participant, the cessation of Participant’s Continuous Status as a Participant shall cause an immediate sale of such non-vested Shares to the Company at the original price per Share paid by the Participant.

9. Grant, Terms and Conditions of SARs.

(a) Grants.    The Committee shall have the full power and authority, exercisable in its sole discretion, to grant SARs to selected Participants. The Committee is authorized to grant both tandem stock appreciation rights consisting of SARs with underlying Options (“Tandem SARs”) and stand-alone stock appreciation rights consisting of SARs not tied to underlying Options (“Stand-Alone SARs”). The term of a SAR shall be at the discretion of the Committee. In no event shall the Board or the Committee be permitted to Reprice a SAR after the date of grant without shareholder approval.

(b) Tandem SARs.

(i) Participants may be granted a Tandem SAR, exercisable upon such terms and conditions as the Committee shall establish, to elect between the exercise of the underlying Option for Shares or the surrender of the Option in exchange for a distribution from the Company in an amount equal to the excess of (A) the Fair Market Value (on the Option surrender date) of the number of Shares in which the Participant is at the time vested under the surrendered Option (or surrendered portion thereof) over (B) the aggregate exercise price payable for such vested Shares.

(ii) No such Option surrender shall be effective unless it is approved by the Committee, either at the time of the actual Option surrender or at any earlier time. If the surrender is so approved, then the distributions to which the Participant shall become entitled under this Section 9(b) may be made in Shares valued at Fair Market Value (on the Option surrender date), in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

(iii) If the surrender of an Option is not approved by the Committee, then the Participant shall retain whatever rights he or she had under the surrendered Option (or surrendered portion thereof) on the Option surrender date and may exercise such rights at any time prior to the later of (A) five (5) business days after the receipt of the rejection notice or (B) the last day on which the Option is otherwise exercisable in accordance with the terms of the instrument evidencing such Option, but in no event may such rights be exercised more than ten (10) years after the date of the Option grant.

(c) Stand-Alone SARs.

(i) A Participant may be granted a Stand-Alone SAR not tied to any underlying Option under Section 7 of the Plan. The Stand-Alone SAR shall cover a specified number of Shares and shall be exercisable upon such terms and conditions as the Committee shall establish. Upon exercise of the Stand-Alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (A) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (B) the aggregate base price in effect for those Shares.

(ii) The number of Shares underlying each Stand-Alone SAR and the base price in effect for those Shares shall be determined by the Committee at the time the Stand-Alone SAR is granted. In no event, however, may the base price per Share be less than the Fair Market Value per underlying Share on the grant date.

(iii) The distribution with respect to an exercised Stand-Alone SAR may be made in Shares valued at Fair Market Value on the exercise date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

10. Cash Awards.    Cash awards that are intended to qualify as “performance based compensation” under Section 162(m) of the Code may be made under the Plan and will be paid in cash upon the achievement, in whole or part, of performance goals relating to one or more of the Performance Criteria selected by the Committee and specified at the time such cash awards are granted. These criteria shall be selected and calculated under a methodology established in writing by the Committee prior to the issuance of a cash Award. Such writing may be a plan or other arrangement established by the Committee hereunder, which shall set forth the terms and conditions of the performance-based cash Awards, and may combine cash Awards with other forms of grants described in this Plan. Such plan or arrangement shall not expand the class of individuals entitled to participate under the Plan, add to any of the Performance Criteria, or increase the maximum amount payable to any single Participant with respect to any fiscal year of the Company, as set forth below. The maximum amount of total payments of cash (or Shares in lieu of cash) that can be awarded under plans or arrangements established by the Committee pursuant to this Section 10 to any single Participant in any fiscal year of the Company will not exceed a value of two million dollars ($2,000,000) (the “Maximum Annual Cash Award”). For purposes of applying the Maximum Annual Cash Award, cash Awards shall be considered awarded at the beginning of the performance period over which the Award is earned, not during or after the end of the performance period when the amount of cash actually earned by the Participant is determined and cash is paid (or Shares are issued) to the Participant. For incentive programs (other than SARs) where the final amount of the Award is first calculated in cash and then paid in whole or in part in Shares, the entire amount of the Award shall be treated as a cash incentive award that is subject to the Maximum Annual Cash Award limitation in this Section 10, not the Maximum Annual Participant Stock Award limitation in Section 6(b).

11. Procedure for Exercise; Rights as a Shareholder.

(a) Procedure.    An Award shall be exercised when written, electronic or verbal notice of exercise has been given to the Company, or the brokerage firm or firms approved by the Company to facilitate exercises and sales under this Plan, in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company or the brokerage firm or firms, as applicable. The notification to the brokerage firm shall be made in accordance with procedures of such brokerage firm approved by the Company. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under the terms of this Plan. The Company shall issue (or cause to be issued) such share certificate promptly upon exercise of the Award. In the event that the exercise of an Award is treated in part as the exercise of an Incentive Stock Option and in part as the exercise of a Nonqualified Stock Option pursuant to Section 7(a), the Company shall issue a share certificate evidencing the Shares treated as acquired upon the exercise of an Incentive Stock Option and a separate share certificate evidencing the Shares treated as acquired upon the exercise of a Nonqualified Stock Option, and shall identify each such certificate accordingly in its share transfer records. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 4 of the Plan.

(b) Method of Payment.    The consideration to be paid for any Shares to be issued upon exercise or other required settlement of an Award, including a method of payment, shall be determined by the Committee at the time of settlement, and which forms may include: (i) check; (ii) wire transfer; (iii) tender of shares of Common Stock owned by the Participant in accordance with rules established by the Committee from time to time; and (iv) a request that the Company or a designated brokerage firm conduct a cashless exercise of the Option. Shares used to pay the Option Price shall be valued at their Fair Market Value on the exercise date. Payment of the aggregate Option Price by means of tendering previously-owned shares of Common Stock shall not be permitted when the same may, in the reasonable opinion of the Company, cause the Company to record a loss or expense as a result thereof.

(c) Withholding Obligations.    To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Incentive Stock Option, Nonqualified Stock

Option, SAR, Restricted Stock or Restricted Stock Units, cash awards or any sale of Shares. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. These obligations may be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to a Participant under such Award (provided, however, that no Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law) or by tendering Shares previously acquired by the Participant in accordance with rules established by the Committee from time to time.

(d) Shareholder Rights.    Except as otherwise provided in this Plan, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Award, notwithstanding the exercise of the Award.

(e) Non-Transferability of Awards.    An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in exchange for consideration, and may not be transferred other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant; unless the Committee permits further transferability, on a general or specific basis, in which case the Committee may impose conditions and limitations on any permitted transferability.

12. Expiration of Awards.

(a) Expiration, Termination or Forfeiture of Awards.    Unless otherwise provided in the applicable Award Agreement or any severance agreement, vested Awards granted under this Plan shall expire, terminate, or otherwise be forfeited as follows:

(i) ninety (90) days after the date of termination of a Participant’s Continuous Status as a Participant other than in circumstances covered by (ii), (iii), (iv) or (v) below;

(ii) immediately upon termination of a Participant’s Continuous Status as a Participant for cause (as defined in a Company subplan or Award Agreement, as applicable);

(iii) twelve (12) months after the date on which a Participant ceased performing services as a result of his or her Disability; and

(iv) twelve (12) months after the date of the death of a Participant who was a Participant whose Continuous Status as a Participant terminated as a result of his or her death.

(b) Extension of Term.    Notwithstanding subsection (a) above, the Committee shall have the authority to extend the expiration date of any outstanding Options or SARs other than an Incentive Stock Option in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an Option or SAR beyond the date on which the Award would have expired or been forfeited if there had been no termination of the Employee’s Continuous Status as a Participant).

13. Term, Amendment and Termination of the Plan.

(a) Term of Plan.    The Plan shall become effective as of the Effective Date. It shall continue in effect until the tenth anniversary of the Effective Date or until terminated under this Section 13 of the Plan or extended by an amendment approved by the shareholders of the Company pursuant to Section 13(a).

(b) Amendment and Termination.    The Board or the Committee may amend or terminate the Plan from time to time in such respects as the Board may deem advisable (including, but not limited to amendments which the Board deems appropriate to enhance the Company’s ability to claim deductions related to stock option exercises); provided that to the extent required by the Code or any Nasdaq or SEC requirements, shareholder approval shall be required for any amendment of the Plan. Subject to the foregoing, it is specifically intended that the Board or Committee may amend the Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purpose of the Plan or any Award Agreement.

(c) Participants in Foreign Countries.    The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(d) Effect of Amendment or Termination.    Any such amendment or termination of the Plan shall not affect Awards already granted and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.

(e) Code Section 409A.    Notwithstanding anything to the contrary in this Section 13, the Committee may amend the Plan and the Award Agreements without any additional consideration to affected Participants to the extent necessary to avoid penalties arising under Code Section 409A, even if those amendments reduce, restrict or eliminate rights granted under the Plan or Award Agreement (or both) before those amendments.

14. Shareholder Approval.    The Plan is subject to approval by the shareholders of the Company in accordance with applicable Nasdaq rules.

SOLICITED BY THE BOARD OF DIRECTORS

FLOW INTERNATIONAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 22, 2005

The undersigned hereby appoints Stephen R. Light and John S. Leness, or either of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Women’s University Club of Seattle, 1105 Sixth Avenue, Seattle, Washington 98101 on September 22, 2005, and at any adjournment of such meeting, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the Notice and accompanying Proxy Statement.

If this Proxy is executed by you without indicating voting instructions, then it will be deemed to grant authority to vote FOR the nominees for director and FOR the approval of the Flow International Corporation 2005 Equity Incentive Plan.

THIS PROXY IS SOLICITED BY MANAGEMENT. A majority of said proxies, including any substitutes, or if only one of them be present then that one, may exercise all powers granted hereunder at said meeting or any adjournment thereof. This proxy revokes any proxy to vote such shares at such meeting or any adjournment thereof heretofore given by the undersigned to anyone other than those named above.

IMPORTANT—TO BE SIGNED AND DATED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

Vote FOR the nominees listed below (except as marked to the contrary below).

WITHHOLD AUTHORITY to vote for the nominees listed below.

Proposal 1—Election of Directors

The Board of Directors recommends a vote FOR the nominees for Directors.

Election of one Director for three-year terms:

NOMINEES for Three-Year Terms: 01. Kathryn L. Munro 02. John A. Janitz 03. Jan K. Ver Hagen

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.

Proposal 2—Approval of the Flow International Corporation 2005 Equity Incentive Plan

The Board of Directors recommends a vote FOR the Amendment.

ABSTAIN from Vote FOR Vote AGAINST voting for Proposal 2 Proposal 2 Proposal 2

Signature must be that of him/herself. If shares are held jointly, each shareholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Signature: Signature: DATED: , 2005 IMPORTANT-PLEASE INSERT

FOLD AND DETACH HERE